Exhibit 99.1

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Contact:	Vanessa Craigie Corporate Communications (617) 342-6015
Erica McLaughlin Investor Relations (617) 342-6090

CABOT MALAYSIA TO CLOSE CARBON BLACK MANUFACTURING FACILITY

BOSTON – Cabot Corporation (NYSE: CBT) announces that the Board of its joint venture carbon black company, Cabot Malaysia Sdn. Bhd. (CMSB), has decided to cease carbon black production at its Port Dickson, Malaysia, facility by the end of July 2013. Customer shipments from the plant are expected to continue for a period of time after production has been shut down. Cabot holds a 51 percent equity share in CMSB.

“We continuously evaluate how to best serve our customers, wherever they may have needs for our products and services around the globe,” said Dave Miller, president, Reinforcement Materials Segment. “In order to do this profitably, we must make choices regarding our manufacturing assets. Cabot and the CMSB Board have reached the decision that our carbon black plant in Malaysia is not well positioned to efficiently serve our customers in Southeast Asia on a long-term basis.”

The decision, which will affect approximately 90 carbon black employees, was because of the facility’s manufacturing inefficiencies and raw materials costs. Cabot remains committed to engaging with customers currently served from the Port Dickson plant to determine how best to meet their needs during and after the shutdown of Malaysian production.

“One of Cabot’s competitive strengths is its global manufacturing footprint, including extensive capacity throughout the Asia Pacific region,” said Jeff Zhu, president, Cabot Asia-Pacific region. “We will leverage our global manufacturing reach to continue to offer quality products and technical services to our customers in Malaysia as we do throughout Asia Pacific.”

“We wish to recognize our colleagues in Port Dickson, who have worked so hard over the years to take care of our customers,” said Patrick Prevost, president and CEO, Cabot Corporation. “We have high regard for them and greatly appreciate their contributions to the company.”

The closure of the plant is expected to result in one-time cash and non-cash charges to the joint venture of approximately $13 million and $15 million, respectively. Annual savings for the joint venture are estimated to be approximately $7 million.  Cabot owns 51 percent of the CMSB joint venture.

ABOUT CABOT CORPORATION
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, fumed silica, aerogel, and elastomer composites. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.